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                                                                   EXHIBIT 10.16











                        RESEARCH COLLABORATION AGREEMENT







                                    BETWEEN







                             ARGONAUT TECHNOLOGIES







                                      AND







                           UNIVERSITY COLLEGE LONDON






















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THIS AGREEMENT is made the 1st day of September 1999

BETWEEN:

ARGONAUT TECHNOLOGIES of 887 Industrial Road, Suite G, San Carlos, California 94070, USA

and

UNIVERSITY COLLEGE LONDON of Gower Street, London, WC1E 6BT, UK

BACKGROUND:

A) Argonaut Technologies ("Argonaut") is a company specialising in the development of equipment and chemical processes in the field of parallel organic synthesis.

B) The Wolfson Institute for Biomedical Research ("WIBR") is an Institute of University College London ("UCL") with expertise in the validation of potential drug targets and the development of lead molecules based thereon.

C) Trident(TM) is an automated chemical library synthesis system developed and marketed by Argonaut.

D) Argonaut and WIBR now wish to enter into a research collaboration whereby Argonaut places a Trident machine at WIBR laboratories and WIBR will perform method development and use the machine for its own and collaborative research projects in accordance with the following terms and conditions:


NOW IT IS HEREBY AGREED as follows:

1.    CONDITIONS AND INTERPRETATION

1.1 In this Agreement the following words and phrases shall have the following meanings, unless the context requires otherwise:

      "Affiliate"       means any person, organisation or entity, which is
                        directly or indirectly controlled by, controlling or under common control with any Party. The term "control"
                        (including, with correlative meaning, the terms
                        "controlled by" and "under common control with") as used with respect to any person


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                              or entity means the possession, directly or
                              indirectly, of the power to direct, or cause the direction of, the management and policies of such a person, organisation or entity, the ownership of voting securities, or by contract, court order, Statutory Instrument or otherwise. The ownership of voting securities of a person, organisation or entity, shall not, in itself, constitute "control" for the purposes of this definition unless said ownership is of a majority of the outstanding securities entitled to vote of such a person, organisation or entity.

"Agreement"                   means this agreement, as may be varied or
                              supplemented from time to time in accordance with the provisions of this agreement.

"Commencement Date"           shall mean the date of the last signature below.

"Dedicated Employee"          the UCL employee funded by Argonaut under the
                              terms of this Agreement.

"Demonstration Visit"         shall mean occasions whereby a potential or
                              existing Argonaut client is brought to WIBR for the purposes of discussing the Trident.

"Force Majeure"               means act of god, war, riot, civil commotion,
                              malicious damage, explosion, fire, flood, strike, lock-out, shortage of materials or labour, accident, breakdown of plant or machinery, compliance with any law or governmental order, rule, regulation or direction, or any other cause beyond a Party's reasonable control.

"Method Development"          means any work specifically requested by Argonaut
                              to be carried out at WIBR to develop and/or validate chemical processes. An Operating Plan detailing the work to be undertaken, costs and timescales will be agreed between the Parties prior to commencing such Method Development.

"Party" or "Parties"          means Argonaut and/or UCL.

"Primary Demonstration        means where potential Argonaut client is brought
Visit"                        to WIBR to see the Trident in operation and
                              discuss its application with the Dedicated
                              Employee. Such a visit does not involve the demonstration of client specified chemistry.

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"Secondary Demonstration Visit"    means where a potential Argonaut client is
                                   brought to WIBR to have client specified chemistry demonstrated on the Trident.

1.2  In this Agreement:

     1.2.1 unless the context otherwise requires, all references to a particular Clause shall be a reference to that clause in this Agreement, as may be amended from time to time pursuant to the terms hereof;

     1.2.2 the headings are inserted for convenience only and shall be ignored when construing this Agreement;

     1.2.3 unless the contrary intention appears, words importing the masculine gender shall include the feminine and vice versa and words in the singular include the plural and vice versa and words importing the whole shall be treated as including a reference to any part thereof;

     1.2.4 unless the contrary intention appears, words denoting persons shall include any individual, partnership, company, corporation, joint venture, trust, association, organisation or other entity, in each case whether or not having separate legal personality;

     1.2.5 reference to the words "include" or "including" are to be construed without limitation to the generality of the preceding words; and

     1.2.6 reference to any statute, statutory instrument or regulation includes any modification or re-enactment of that statute, statutory instrument or regulation.

2.   FUNDING

2.1 Argonaut will upon a date to be agreed between the Parties following the execution of this Agreement, arrange for delivery of one Trident to WIBR. Argonaut will be responsible for the costs of delivery and installation of the Trident;

2.2 Argonaut will pay for the cost of one full-time person, the "Dedicated Employee", employed at WIBR to operate the Trident and agree to pay an overhead charge on this UCL salary of one hundred and twenty percent (120%) as set out in Annex 1;



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2.3  Argonaut will in addition provide and pay for any training required by the
     Dedicated Employee in respect of operation and routine maintenance of the Trident;

2.4 Argonaut will reimburse UCL in full for the initial set-up costs of the Dedicated Employee up to a maximum of L10,000 (ten thousand pounds sterling), with items over L500 (five hundred pounds sterling) itemised;

2.5 Argonaut will reimburse UCL in full for consumables used either during the setting up and testing of the Trident at WIBR or during any subsequent Method Development undertaken by WIBR in the course of this collaboration such costs not to exceed L16,000 per annum. UCL shall include in its quarterly invoice the pro rata amount of the L16,000 per annum consumable budget agreed as set out in Annex 1. On each anniversary of this Agreement, an audit of the actual consumable expenses incurred by UCL will be undertaken and any amount not spent of the annual budget will be deducted from the final quarter's invoice;

2.6 Argonaut will, at all times retain ownership of the Trident, subject to Clause 9.3, and will assume responsibility for the servicing and repair of the Trident throughout the term of this collaboration;

2.7 Where Demonstration Visits are arranged, subject to Clause 3 of this Agreement, Argonaut will fully reimburse UCL for any expenses incurred as a result of demonstrating the Trident or entertaining the visiting client; and

2.8 UCL will issue Argonaut with an invoice covering the payments due to UCL on a quarterly in arrears basis. Payments to UCL will be due no late than thirty (30) days from the date of the invoice.

3.   DEMONSTRATION VISITS

3.1 From time to time Argonaut, or an affiliate, may request that it is able to use the Trident situated at WIBR for the purposes of demonstrating the device to prospective Argonaut clients. Such visits shall be scheduled to occur between 09.00hrs and 1700hrs and UCL shall not unreasonably refuse such a request provided that:

     3.1.1 in the case of Primary Demonstration Visits, Argonaut shall give at least one (1) week's prior notice to WIBR staff, the visit shall not occupy more than 30 (thirty) minutes of the Dedicated Employee's time and there shall be no more than eight (8) such visits in any calendar month;

     3.1.2 in the case of Secondary Demonstration Visits, Argonaut shall give at least two (2) weeks' prior notice to WIBR staff, the visit shall not occupy more


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                than one half of a working day on the machine or for the
                Dedicated Employee and there shall be no more than two (2) such visits during any calendar month; and

        3.1.3 Secondary Demonstration Visits, shall not be arranged when the Dedicated Employee plans to be absent from work. In the case of an unplanned absence, WIBR retains the right to cancel such a Demonstration Visit without liability.

4.   OWNERSHIP OF INTELLECTUAL PROPERTY

4.1 All intellectual property, whether patentable or not, that arises out of Method Development funded by Argonaut shall be the exclusive property of Argonaut and Argonaut grants UCL a royalty-free non-exclusive license to use such intellectual property.

     4.1.1 UCL shall notify at Argonaut as soon as practicable of any such intellectual property that arises whilst performing Method Development; and

     4.1.2 UCL shall, at Argonaut's expense, execute such documents. Powers of Attorney, grants of authority, assignments and licenses as Argonaut may request to give full force and effect to the provisions of this Clause and to enable Argonaut to record its interests in such property at the appropriate registries (worldwide).

     4.1.3 Should Argonaut elect not to seek protection of any such intellectual property but where UCL believes protection would be beneficial for UCL's business, UCL may, at its own expense and with the prior written approval of Argonaut, seek protection of any such intellectual property. Argonaut shall, at UCL's expense, execute all such documents, Powers of Attorney, grants of authority, assignments and licenses as Argonaut may request to give full force and effect to the provisions of this Clause and to enable UCL to record its interests in such property at the appropriate registries (worldwide).

     4.1.4 Where UCL proceeds to seek protection of intellectual property pursuant to Clause 4.1.3, UCL shall grant Argonaut a worldwide, royalty free license, without the right to sub-license, to use such technology for the purpose of conduction its own business.

4.2 All intellectual property arising from use of the Trident in WIBR's research programmes shall be the exclusive property of UCL, subject to the terms of any agreement governing sponsorship of that research programme. Argonaut waives

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     all right and future claim to any such intellectual property under the terms of this Agreement.

4.   RESTRICTIONS

5.1 During the term of this Agreement, WIBR shall not to enter into any other research collaboration within the field of development of enabling technology for parallel organic synthesis without the prior written permission of Argonaut.

6.   CONFIDENTIALITY

6.1 Except as otherwise permitted hereunder, each Party undertakes and agrees not at any time for any reason whatsoever to disclose or permit to be disclosed to any third party or otherwise make use of or permit to be made use of, any trade secrets or confidential information relating to the other Party's technology or the business affairs or finances of the other Party or of any affiliates, suppliers, agents, distributors, or customers of the Party which come into its possession pursuant to this Agreement. Such information should be clearly marked as "Confidential" and, if disclosed orally, subsequently reduced to writing within thirty (30) days and marked "Confidential".

6.2 Each Party shall ensure that all of its agents, employees who have access to the information referred to in Clause 6.1 are:

     6.2.1  made aware that such information is secret and confidential; and

     6.2.2 bound by undertakings of confidentiality (whether in their contracts of employment or otherwise) not to make any disclosure or use of such information but to keep the same confidential.

6.3 The obligations of confidence set out in this Clause 6 shall not extend to any information which:

     6.3.1 is, or shall become, generally available to the public otherwise than by reason of a breach of the recipient Party of the provisions of this Clause 8; or

     6.3.2 is known to the recipient Party and is at its free disposal prior to its receipt from the other Party, as can be shown by written record; or

     6.3.3 is subsequently disclosed to the recipient Party without obligations of confidence by a third party owing no such obligations in respect thereof; or


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        6.3.4   is required to be disclosed by any applicable law or any
                regulatory authority to which a Party is from time to time subject to; or

        6.3.5 is independently developed by a person or person with no access to the confidential information disclosed by a Party, as demonstrated by written records; or

        6.3.6 disclosed to a third party for whom you have had written permission from the discloser to pass the information to, subject to the third party undertaking obligations of confidence equivalent to those contained in this Agreement.

6.4 The obligations of each Party under this Clause 6 shall survive the expiration or termination of this Agreement for ten (10) years from the date of expiry or termination, as the case may be.

7.      PUBLICATION

7.1 Where UCL wishes to publish the results of Method Development performed UCL will be free to do so provided that:

        7.1.1 UCL have informed Argonaut in writing of the results to be disclosed not less than thirty (30) days prior to disclosure in order for Argonaut to evaluate whether any patent protection should be sought. Argonaut must inform UCL in writing within that thirty (30) day period if it wishes to seek such protection. In the absence of written notification UCL shall be free to publish;

        7.1.2 If Argonaut, at its sole discretion, decides patent protection is to be applied for, there shall be a further delay not to exceed forty-five (45) days during which Argonaut, at its own expense, may file appropriate patent application(s).

        7.1.3 Where the Trident has been successfully utilised in a WIBR research programme, Argonaut may, with the prior written permission of UCL, disclose statements relating to the generic use of the Trident in drug discovery for the purposes of marketing and promoting the Trident.

7.2 On all published articles referring to results involving the use of the Trident UCL agrees to acknowledge the use of the Trident in the research programme and the collaborative support of Argonaut.

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8.   TERM AND TERMINATION

8.1 This Agreement will commence on the first day of September 1999 and remain in force for two (2) years from the Commencement Date unless terminated pursuant to Clause 8, or extended pursuant to Clause 13.

8.2 Either Party (the "Terminating Party") shall have the right to terminate this Agreement forthwith upon giving written notice of termination to the other Party (the "Defaulting Party") upon the occurrence of any of the following events at any time during this Agreement:

     8.2.1 the Defaulting Party commits a material breach of this Agreement which in the case of a breach capable of remedy shall not have been remedied within sixty (60) days of the receipt by it of a notice identifying the breach and requiring its remedy;

     8.2.2 the Defaulting Party for a period of longer than sixty (60) days suspends payment of its debts or otherwise ceases or threatens to cease to carry on its business or becomes bankrupt or insolvent (including without limitation being deemed to be unable to pay its debts);

     8.2.3 a proposal is made or a nominee or supervisor is appointed for a composition in satisfaction of the debts of the Defaulting Party or a scheme or arrangement of its affairs, or the Defaulting Party enters into any composition or arrangement for the benefit of its creditors, or proceedings are commenced in relation to the Defaulting Party under any law, regulation or procedure relating to the re-construction or re-adjustment of debts (including where a petition is filed or proceeding commenced seeking any reorganisation, arrangement, composition, or re-adjustment under any applicable bankruptcy, insolvency, moratorium, reorganisation or other similar law affecting creditors rights or where the Defaulting Party consents to, or acquiesces in, the filing of such a petition);

     8.2.4 the Defaulting Party takes, without the consent of the Terminating Party (such consent not be unreasonably withheld), any action, or legal proceedings are started or other steps taken by a third party, with a view to:

               (a) the winding up or dissolution of the Defaulting Party (other than for the reconstruction of a solvent company for any purpose, including the inclusion of any part of the share capital of the Defaulting Party in any official stock exchange listing or an application by the Defaulting Party for registration as a public


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               company in accordance with the requirements of the Companies
               Act 1985); or

          (b) the appointment of a liquidator, trustee, receiver, administrative receiver, receiver manager, interim receiver custodian, sequestrator or similar officer of the Defaulting Party against the Defaulting Party or a substantial part of the assets of the Defaulting Party, or anything analogous to any of the foregoing occurs under the laws of any country.

     8.3 Upon termination or expiry of this Agreement, UCL will have the option to purchase the Trident at a depreciated value, such depreciation deemed to be a linear depreciation over a four (4) year period commencing on the date of delivery of the Trident to WIBR in the Cruciform Building, thereafter the value of the Trident being written off.

     8.4 Upon termination or expiry of this Agreement, Argonaut will pay to UCL, within sixty (60) days, all sums owing which have accrued prior to the date of termination.

     8.5 Termination or expiry of this Agreement for whatever reason shall not affect the accrued rights of the Paries arising in any way out of this Agreement as at the date of termination and in particular the right to recover damages and interest, and the provisions of Clauses 4, 6, 8, 11, 14 and 16 shall survive this Agreement and shall remain in full force and effect.

     9.   FORCE MAJEURE

     9.1 If UCL is unable to carry out any of its obligations under this Agreement due to Force Majeure this Agreement shall remain in effect but UCL's obligations under this Agreement and the obligations of Argonaut under this Agreement shall be suspended for a period equal to the duration of the circumstance of Force Majeure provided that:

          9.1.1 the suspension of UCL's performance is of not greater scope or duration than is required by Force Majeure:

          9.1.2 UCL gives Argonaut as soon as practicable notice describing the circumstance of the Force Majeure, including the nature of the occurrence and its expected duration, and continues to furnish regular reports to Argonaut during the period of the Force Majeure;

          9.1.3 UCL uses all reasonable efforts to remedy its inability to perform and to mitigate the effects of the circumstances of Force Majeure; and


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        9.1.4   as soon as practicable after the event which constitutes Force
                Majeure the Parties shall discuss how best to progress the collaboration between them, as far as possible in accordance with this Agreement.

9.2 If Force Majeure continues for more than three (3) months from the first occurrence of the Force Majeure, either Party may give sixty (60) days written notice to the other Party to terminate this Agreement and termination shall occur if Force Majeure is still continuing at the end of that sixty (60) day notice period.

10.     GOVERNING LAW AND JURISDICTION

10.1 The validity, construction and performance of this Agreement shall be governed by the laws of England and be subject to the exclusive jurisdiction of the English courts.

11.     WAIVER

11.1 Neither Party shall be deemed to have waived any of its rights or remedies whatsoever unless the waiver is made in writing and signed by a duly authorised representative of that Party. In particular, no delay or failure of a Party in exercising or enforcing any of its rights or remedies whatsoever shall operate as a waiver of those rights or remedies so as to preclude or impair the exercise or enforcement of those rights or remedies nor shall any partial exercise or enforcement of that right or remedy by that Party.

12.     SEVERANCE OF TERMS

12.1 If the whole or any part of this Agreement is or becomes or is declared illegal, invalid or unenforceable in any jurisdiction for any reason (including both by reason of the provisions of any legislation and also by reason of any court which either has jurisdiction over this Agreement or has jurisdiction over any of the Parties):

        12.1.1 In the case of illegality, invalidity or un-enforceability of the whole of this Agreement it shall terminate only in relation to the jurisdiction in question; or

        12.1.2 in the case of the illegality, invalidity or un-enforceability of part of this Agreement that part shall be severed from this Agreement in the jurisdiction in question and that illegality, invalidity or un-enforceability

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          shall not in any way whatsoever prejudice or affect the remaining parts of this Agreement which shall continue in full force and effect.

12.2 If in the reasonable opinion of either Party any severance under this Clause 12 materially affects the commercial basis of this Agreement, the Parties shall discuss, in good faith, ways to eliminate the material effect.

13.  ENTIRE AGREEMENT AND VARIATIONS

13.1 This Agreement embodies and sets forth the entire agreement and understanding of the Parties and supersedes all prior oral or written agreements, understandings or arrangements relating to the specific subject matter of this Agreement. Neither Party shall be entitled to rely on any agreement, understanding or arrangement, which is not expressly set forth in this Agreement.

13.2 No director, officer, employee or agent of either Party is authorised to make any representation or warranty to the other Party not contained in this Agreement, and each party acknowledges that it has not relied on any such oral or written representation or warranties.

13.3 No variation, amendment, modification or supplement to this Agreement shall be valid unless made in writing in the English language and signed by a duly authorised representative of each Party.

14.  NOTICES

14.1 Any notice or other document to be given under this Agreement shall be in writing in the English language and shall be deemed to have been duly given if sent by fax, recorded mail or registered mail to a Party at the fax number or address set out below for such Party or such other address as the Party may from time to time designate by written notice to the other Party.

     Address of Argonaut

     Argonaut Technologies
     887 Industrial Road
     Suite G
     San Carlos
     California 94070
     USA

     For the attention of the David Binkley Ph.D
     Fax No. +1 650 598 1359


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      Address of WIBR

      Wolfson Institute for Biomedical Research
      University College London
      Gower Street
      London
      WC1E 6BT
      UK

      For the attention of Professor Ken Powell
      Fax No. +44 (0) 171 209 0470

      Any notices sent to WIBR shall be copied to UCLi, 2-16 Torrington Place, London, WC1E 7HN, UK (Fax No. 0171 209 0681) and marked for the attention of Mr I Chater.

14.2 Any notice given pursuant to this Clause 15 shall be deemed to have been received:

      14.2.1 in the case of sending by post, on the day five (5) days after the day of posting; or

      14.2.2 in the case of sending by fax at the time the sender's fax machine receives a clear transmission report.


15.   COSTS

15.1 Each Party shall bear its own legal costs, legal fees and other expenses incurred in the preparation and execution of this Agreement.


16.   PUBLIC STATEMENTS

16.1 Except as provided in Clause 16.2, neither Party shall, without the prior written consent of the other Party:

      16.1.1 use in advertising, publicly or otherwise, any trade name, personal name, trademark, trade device, symbol, or any abbreviation, contraction or simulation thereof, owned by that representing Party; or

      16.1.2 represent, either directly or indirectly, that any product or service of the other Party is a product or service of the representing Party or that it is


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               made in accordance with or utilises the information or documents of the other Party.

16.2  The restrictions in Clause 16.1 shall not apply to the following:

      16.2.1 a press release, in a form agreed to by the Parties, publicly announcing this Agreement; or

      16.2.2 use as required by any applicable law or governmental regulation.

17.   PARTNERSHIP

17.1 Nothing in this Agreement shall be construed as creating a partnership or joint venture between the Parties or constituting one Party as the agent of the other Party for any purpose whatsoever and neither Party shall have the authority or power to bind the other Party or to contract in the name of or create a liability against the other Party in any way or for any purpose.

18.   FURTHER ASSURANCE

18.1 Each Party shall do and execute or procure to be done and executed all necessary acts, deeds, documents and things that give full effect to this Agreement. Except as otherwise provided herein, the cost and expense of doing so shall be borne by the Party who is required to take such action.

IN WITNESS whereof this Agreement has been signed by duly authorised officers of the Parties:

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Signed by: /s/ DAVID P. BINKLEY
           --------------------------
           For and on behalf of
           ARGONAUT TECHNOLOGIES INC.

Name:      David P. Binkley

Title:     President and CEO

Date:      September 1, 1999


Signed by: /s/ DRUSILLA KENNEY
           --------------------------
           For and on behalf of
           UNIVERSITY COLLEGE LONDON

Name:      Drusilla Kenney

Title:     Contracts Manager, UCL

Date:      2 October 1999


Acknowledged by: /s/ KEN POWELL
                 --------------------
                 For and on behalf of
                 WOLFSON INSTITUTE FOR BIOMEDICAL RESEARCH

Name:            Ken Powell

Title:           Deputy Director

Date:            12/10/99

Wolfson-Argonaut
09/02/99                               15

                                    ANNEX 1

    RESEARCH PROJECT COSTINGS FOR 2 YEARS: (ALL FIGURES ARE POUNDS STERLING)

DEDICATED EMPLOYEE: (RA1A spine point 4-5)

                                      Year 1             Year 2
                                      ------             ------
Basic Salary                          15,735              16,655

London Weighting                       2,134               2,134

N.I.                                   1,351               1,415

SA                                     2,502               2,630

Total                                 21,722              22,834

Prov. for pay award                    1,086               2,340

Total                                 22,808              25,174

Consumables                           16,000              16,000

Set-up Equipment                      10,000

Overheads (120%)                      27,370              30,209

TOTAL                                 76,178              71,384
----------------------------------------------------------------
GRAND TOTAL                                    147,562
----------------------------------------------------------------

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